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                                   EXHIBIT 5


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        [Letterhead of Luse Lehman Gorman Pomerenk & Schick, P.C.]


                                                                (202) 274-2008

August 11, 1997


The Board of Directors
Landmark Community Bank
26 Church Street
Canajoharie, New York  13317-1117

         Re:  Landmark Financial Corp.
              Common Stock Par Value $.10 Per Share
              -------------------------------------

Gentlemen:

    You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of the Landmark Financial Corp. (the "Company") Common Stock par value $.10 per share ("Common Stock"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form SB-2 ("Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

    We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.


    This Opinion has been prepared for the use of the Company in connection with the Form SB-2. We hereby consent to our firm being referenced under the caption "Legal and Tax Matters."

                   Very truly yours,

                   Luse Lehman Gorman Pomerenk & Schick
                   A Professional Corporation



                   By:      /s/ Alan Schick
                        ------------------------
                            Alan Schick Esq.